Exhibit 4_1_1

AMENDMENT NO. 1

TO THE

CLASS B(2022-1) TERMS DOCUMENT

This AMENDMENT NO. 1 (this “Amendment”), to the Class B(2022-1) Terms Document, dated as June 24, 2022 (the “Class B(2022-1) Terms Document”), to the Fourth Amended and Restated Indenture, dated as of January 20, 2016 (the “Indenture”), as supplemented by the Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016 (the “Asset Pool One Supplement”) and as further supplemented by the Second Amended and Restated Indenture Supplement, dated of January 20, 2016 (the “Indenture Supplement”) by and between Chase Issuance Trust, a statutory trust created under the laws of the State of Delaware (the “Issuing Entity”), having its principal office at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”) and collateral agent (the “Collateral Agent”), is made and entered into as of December 12, 2022.

WHEREAS, the Issuing Entity wishes to amend the Class B(2022-1) Terms Document to correct a typographical error in which the percentage specified to determine the Class B Required Subordinated Amount of Class C Notes set forth in Section 2.02(a)(i)(2) of the Class B(2022-1) Terms Document was mistakenly inputted as 8.13953% instead of 7.52688%;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuing Entity may enter into an amendment cure any ambiguity, to correct or supplement any provision thereto without the consent of the Holders of any Notes but with (i) prior notice to (a) each Note Rating Agency, as applicable, to the extent the Series, Class or Tranche of Notes affected by such amendment was rated, (b) the Collateral Agent and (c) the Indenture Trustee; and (ii) delivery by the Issuing Entity to the Indenture Trustee and the Collateral Agent of an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that such amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future;

WHEREAS, there is no Note Rating Agency with respect to the Class B(2022-1) Notes as such Tranche of Notes was not rated;

WHEREAS, (i) the Collateral Agent and the Indenture Trustee have received prior notice of this Amendment and (ii) the Issuing Entity has delivered to the Indenture Trustee and the Collateral Agent an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that this Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future; and

WHEREAS, all other conditions precedent to the execution of this Amendment have been complied with.

NOW, THEREFORE, the parties hereto are executing and delivering this Amendment in order to amend the provisions of the Class B(2022-1) Terms Document in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Class B(2022-1) Terms Document, or if not therein, the Indenture, the Asset Pool One Supplement or the Indenture Supplement.

SECTION 1. Amendment to Subsection 2.02(a)(1)(2).

Subsection 2.02(a)(i)(2) of the Class B(2022-1) Terms Document is amended to read in its entirety as follows:

(2) the product of (x) 7.52688% and (y) a fraction (A) the numerator of which is equal to (1) the Adjusted Outstanding Dollar Principal Amount on such date of determination of all outstanding CHASEseries Class B Notes (including the Class B(2022-1) Notes) minus (2) the Class A Required Subordinated Amount of Class B Notes on such date of determination for all outstanding Tranches of CHASEseries Class A Notes for which the Class A Required Subordinated Amount of Class B Notes is greater than zero; provided, however, that such numerator shall not be less than zero and (B) the denominator of which is equal to the Adjusted Outstanding Dollar Principal Amount on such date of determination of all outstanding CHASEseries Class B Notes (including the Class B(2022-1) Notes), and

SECTION 2. Ratification of the Class B(2022-1) Terms Document. As modified by this Amendment, the Class B(2022-1) Terms Document is in all respects ratified and confirmed, and the Class B(2022-1) Terms Document, as so modified by this Amendment shall be read, taken and construed as one and the same instrument.

SECTION 3. Severability. If any one or more of the covenants, agreements, provisions, terms or portions of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, terms or portions of this Amendment shall be deemed severable from the remaining covenants, agreements, provisions, terms or portions of this Amendment and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, terms or portions of this Amendment.

SECTION 4. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

SECTION 5. Headings. The headings of the several paragraphs of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AMENDMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION, as
Administrator

By:	/s/ Patricia M. Garvey
	Name:	Patricia M. Garvey
	Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee and Collateral Agent

By:	COMPUTERSHARE TRUST COMPANY, N.A., as agent

By:	/s/ Eric Schlemmer
	Name:	Eric Schlemmer
	Title:	Vice President

CHASE ISSUANCE TRUST

Amendment No. 1 to the Class B(2022-1) Terms Document